Exhibit 10.2
A. SCHULMAN, INC.
AMENDED AND RESTATED
2006 INCENTIVE PLAN
INSTRUCTIONS FOR COMPLETING 2010 PERFORMANCE SHARE
AWARD AGREEMENT (ROIC) FOR EMPLOYEES
Code Sheet
The following codes are used in this Award Agreement and should be replaced using your computer’s “Replace” function.
VTA	Grantee’s name (all capital letters)

VTB	Grant Date (all capital letters)

Vtb	Grant Date (initial capital letters only)

Vtc	Person to contact for more information

Vtd	Contact’s telephone number, including area code

Vte	Date that is 30 days after the Grant Date (initial capital letters only)
Vtf	Maximum Number of Performance Shares granted (insert only the number in Arabic numerals)

Vtg	Contact’s street address

Vth	Contact’s city, state and zip code

A. SCHULMAN, INC.
AMENDED AND RESTATED
2006 INCENTIVE PLAN
2010 PERFORMANCE SHARE AWARD AGREEMENT (ROIC) GRANTED TO
VTA on VTB
A. Schulman, Inc. (“Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, the A. Schulman, Inc. Amended and Restated 2006 Incentive Plan (“Plan”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plan.
This Award Agreement describes many features of your Award and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:
•	Read the Plan carefully to ensure you understand how the Plan works;
•	Read this Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it; and
•	Contact Vtc at Vtd if you have any questions about your Award.
Also, no later than Vte, you must return a signed copy of the Award Agreement to:
Vtc
A. Schulman, Inc.
Vtg
Vth
1.
Nature of Your Award. The terms and conditions affecting your Award are described in this Award Agreement and the Plan, both of which you should read carefully. If the terms and conditions are satisfied, your Performance Shares will be settled and you will receive the Shares underlying such Performance Shares. For purposes of this Award Agreement, each Performance Share represents the right to receive one full Share.

a.	Grant Date: Vtb.
b.	Number of Performance Shares: You have been granted Vtf Performance Shares (the “Total Shares”), subject to the terms and conditions of this Award Agreement and the Plan.

2.
When Your Award Will Vest. Your Performance Shares will be settled or will be forfeited depending on whether or not the terms and conditions described in this Award Agreement and in the Plan are satisfied.

a.
Normal Vesting Date. Except as otherwise provided in this Award Agreement, your Performance Shares normally will vest on the third anniversary of the Grant Date (the “Normal Vesting Date”) and the number of Shares underlying your Performance Shares that actually vest may be between 0% and 100% of the number of your Total Shares.

(i)
Performance Objectives. Performance Shares will vest only to the extent that the Company’s Average ROIC (as defined below) is positive during the Performance Period. No Performance Shares will vest if the Company’s Average ROIC is negative during the Performance Period. The number of Performance Shares that vest on the Normal Vesting Date will equal the number of Total Shares set forth in Section 1(b), multiplied by the applicable percentage as set forth in the tables below, based on the relative performance of the Company’s Average ROIC as compared to the Peer Group Companies’ ROIC used for the Performance Period.

Average ROIC Percentile Ranking Relative to the Company’s Peer
Group Companies’ ROIC
	≤ Peers’ 25%	Equal to Peers’ 50%	≥ Peer’s 75%
ROIC	Percentile	Percentile	Percentile
Negative	0% vested	0% vested	0% vested
Positive	0% vested	50% vested	100% vested
If the Company’s ROIC is between two percentages, the number of Total Shares that vest will be interpolated by the Company. Notwithstanding the foregoing, any Performance Shares that do not vest as of the Normal Vesting Date shall be forfeited.
(ii)
Committee Certification. Notwithstanding the foregoing, to the extent that the Company intends the Performance Shares to constitute “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, no Performance Shares shall vest until the Committee (as defined in the Plan) shall have certified the extent to which the performance objectives described in Section 2(a)(i) have been satisfied during the relevant Performance Period.

(iii)	Definitions. As used in this Award Agreement:
(A)	“Average ROIC” is equal to the sum of the Company’s ROIC for each 12 consecutive calendar month period during the Performance Period, divided by three.

(B)	“Performance Period” is the 36 consecutive calendar month period beginning on the November 30 closest to the Grant Date.
(C)
The Company shall determine its “ROIC” for the four fiscal quarters beginning each December 1 and ending November 30 during the Performance Period, by dividing EBIT for such period by Average Invested Capital for such period.

(D)	The Company’s “EBIT” for any relevant period is the Company’s earnings before interest and taxes based on the Company’s unaudited financial statements.
(E)
The Company’s “Average Invested Capital” for any relevant period is the sum of the Company’s beginning equity, short-term and long-term debt for such period plus the Company’s ending equity, short-term and long-term debt for such period, divided by two.

(F)	“Peer Group Companies” means the peer group companies in the S&P Specialty Chemicals Index.
(G)
The Company shall determine the “Peer Group Companies’ ROIC” in the same manner as it determine its ROIC; provided, however, that EBIT and Average Invested Capital shall be determined using information reported for each four fiscal quarter period ending each September 30 (for Peer Group Companies whose fiscal year is the calendar year) and the quarter-ending date closest to August 31 (for Peer Group Companies whose fiscal year is other than the calendar year).

b.	Change in Control. Notwithstanding the foregoing, your Award will immediately vest if there is a Change in Control.
3.	How Your Termination of Employment Will Affect Your Award: You may forfeit your Award if you Terminate before the Normal Vesting Date, although this will depend on why you Terminate.
a.
Termination Due to Death, Disability or Retirement. If you Terminate because of (i) death, (ii) Disability or (iii) after qualifying for Retirement, if the Committee agrees to treat your Termination as a Retirement, a prorated number of your Performance Shares will vest, but only if the performance criteria described in Section 2(a) are satisfied at the Normal Vesting Date, equal to the product of:

Number of Shares that would have been due to you if you had not Terminated before the Normal Vesting Date	x	the number of whole months between the Grant Date and your Termination date
36

If the performance criteria set forth in Section 2(a) are not satisfied at the Normal Vesting Date, all of your Performance Shares will be forfeited.
b.	Termination for Any Reason Other Than Due to Death, Disability or Retirement. If you Terminate for any reason other than specified in Section 3(a), all of the Performance Share will be forfeited.
4.
Settling Your Award. If all applicable terms and conditions have been met, you will receive the Shares underlying your vested Performance Shares as soon as administratively feasible, but no later than 60 days, after the later of: (i) the Normal Vesting Date; or (ii) the date on which the Committee certifies the satisfaction of the performance objectives (if applicable) pursuant to Section 2(a)(ii).

5.	Other Rules Affecting Your Award
a.	Rights During the Performance Period:
(i)
During the Performance Period, you will have no voting rights with respect to the Shares underlying the Performance Shares and, except as provided in subsection (ii) below, you will have no dividend rights with respect to the Shares underlying the Performance Shares.

(ii)
You shall be entitled to receive any cash dividends that are declared and paid during the Performance Period with respect to Shares underlying one-half of the number of Total Shares set forth in Section 1(b) (the “Target Shares”), subject to the terms and conditions of the Plan and this Award Agreement. If a cash dividend is declared and paid during the Performance Period on the Shares underlying the Target Shares, you will be deemed to have been credited with a cash amount equal to the product of (A) the number of Target Shares that have not been settled or forfeited as of the dividend payment date, multiplied by (B) the amount of the cash dividend paid per Share. Such amount shall be subject to the same terms and conditions as the related Target Shares and shall vest and be settled in cash if, when and to the extent the related Target Shares vest and are settled. In the event a Target Share is forfeited under this Award Agreement, the related dividends will also be forfeited.

b.
Beneficiary Designation: You may name a beneficiary or beneficiaries to receive any portion of your Award and any other right under the Plan that is unsettled at your death. To do so, you must complete a beneficiary designation form by contacting Vtc at Vtd or the address below. If you previously completed a valid beneficiary designation form, such form shall apply to the Award until changed or revoked. If you die without completing a beneficiary designation form or if you do not complete that form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

c.
Tax Withholding: Applicable withholding taxes must be withheld with respect to your Award. These taxes may be paid in one (or a combination) of several ways. They are: (i) by the Company withholding this amount from other amounts owed to you (e.g., from your salary); (ii) by the Company withholding all or a portion of any cash amount owed to you with respect to dividends credited with respect to the Shares that are to be distributed to you; (iii) by giving the Company a check (payable to “A. Schulman, Inc.”) in an amount equal to the taxes that must be withheld; or (iv) by having the Company withhold a portion of the Shares that otherwise would be distributed to you. The number of Shares withheld will have a fair market value equal to the taxes that must be withheld.

You must choose the approach you prefer before the Shares are transferred to you, although the Company may reject your preferred method for any reason (or for no reason). If this happens, the Company will specify (from among the alternatives just listed) how these taxes are to be paid.

If you do not choose a method within 30 days of the Normal Vesting Date, the Company will withhold either through payroll practices or a portion of the Shares that otherwise would be distributed to you. The number of Shares withheld will have a fair market value equal to the taxes that must be withheld and the balance of the Shares will be distributed to you.

d.
Transferring Your Award: Normally, your Award may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any portion of your Award that is settled after you die. Also, the Committee may allow you to transfer your Performance Shares to certain Permissible Transferees, including a trust established for your benefit or the benefit of your family. Contact Vtc at the address or number given below if you are interested in doing this.

e.
Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

f.
Other Agreements: Also, your Award will be subject to the terms of any other written agreements between you and the Company or a Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

g.
Adjustments to Your Award: Subject to the terms of the Plan, your Award will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Performance Shares will be adjusted to reflect a stock split, a stock dividend, recapitalization, including an extraordinary dividend, merger consolidation combination, spin-off, distribution of assets to stockholders, exchange of Shares or other similar corporate change affecting Shares).

h.	Other Rules: Your Award also is subject to more rules described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of this Award.
*****
You may contact Vtc at the address or number given below if you have any questions about your Award or this Award Agreement.
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Your Acknowledgment of Award Conditions
Note: You must sign and return a copy of this Award Agreement to Vtc at the address given below no later than Vte.
By signing below, I acknowledge and agree that:
•	A copy of the Plan has been made available to me;
•	I understand and accept the conditions placed on my Award;
•
I will consent (in my own behalf and in behalf of my beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of my Award and reduce its value or potential value; and

•	I must return a signed copy of this Award Agreement to the address shown below by Vte.

VTA	A. SCHULMAN, INC.

By:

(signature)

Date signed:	Date signed:

A signed copy of this Award Agreement must be sent to the following address no later than Vte:
Vtc
A. Schulman, Inc.
Vtg
Vth
Vtd